EXHIBIT 3.23

CERTIFICATE OF LIMITED PARTNERSHIP

OF

C/R GS HOLDINGS, L.P.

This Certificate of Limited Partnership of C/R GS Holdings, L.P. is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1.             The name of the limited partnership is:

C/R GS Holdings, L.P.

2.             The address of the registered office of the limited partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware at such address is The Corporation Trust Company.

3.             The name and business, residence or mailing address of the general partner of the limited partnership is:

Carlyle/Riverstone Energy Partners II, L.P.

1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, D.C. 20004

Attn: John Harris

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 23rd day of January 2006.

Carlyle/Riverstone Energy Partners II, L.P.
its General Partner

By:	C/R Energy GP II, LLC,
its General Partner

By:	/s/ Andrew W. Ward
Name: Andrew W. Ward
Title: Authorized Person